Exhibit 10.2

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT
WHEREAS, Legacy Reserves Services, Inc. (the “Employer”), Paul T. Horne (the “Employee”) and Legacy Reserves GP, LLC (the “Company”) entered into that certain Employment Agreement, effective as of March 15, 2006, as amended (the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement to provide for the employment of the Employee as President and Chief Executive Officer of the Company and with respect to certain amounts payable pursuant to the Agreement;
NOW, THEREFORE, the Agreement is hereby amended by this Amendment thereto, effective as of March 1, 2015, as follows:
1.    Section 1.1 of the Agreement shall be amended and restated to provide as follows:
“1.1 Employment; Titles; Reporting. On the Effective Date, the Employer agrees to employ the Employee and the Employee agrees to enter employment with the Employer, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2), the Employee will serve as President and Chief Executive Officer of the Company. In such capacity, the Employee will report to and otherwise will be subject to the direction and control of the Board of Directors of the Company (including any committee thereof, the "Board") and will have such duties, responsibilities and authorities as may be assigned to him by the Board from time to time and otherwise consistent with such position in a public company, comparable in size to Legacy, which is engaged in natural gas and oil acquisition, development and production (including, but not limited to, maintaining, to the extent applicable, compliance with the Sarbanes-Oxley Act of 2002 and related regulations and all other federal, state and local laws and regulations, as well as all regulations and rules of any exchange or electronic trading system on which Legacy's securities may be traded).”
2.     Section 5.3(c) of the Agreement shall be amended and restated to provide as follows:
“(c) Definition of Good Reason. For purposes of this Agreement, "Good Reason" will mean any of the following to which the Employee has not consented in writing: (a) a reduction in the Employee's Base Salary; (b) a relocation of the Employee's primary place of employment to a location more than 20 miles from Midland, Texas; or (c) any material reduction in the Employee's title, authority or responsibilities as President and Chief Executive Officer of the Company.”
3.    Section 6.7 of the Agreement shall be amended and restated to provide as follows:
“6.7     Section 280G of the Code.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that any severance and other benefits provided to or for the benefit of the Employee or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Related Parties (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change of Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (such severance and other benefits being referred to herein as the “Change of Control Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then (i) if the shareholder approval exemption set forth in Section 280G(b)(5) of the Code is available, then the Employer and the Employee shall take all steps necessary, including, without limitation, waiver of rights by the Employee, to seek shareholder approval for such Change of Control Payments in accordance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder; or (ii) if the shareholder approval exemption set forth in Section 280G(b)(5) of the Code is not available, then the Employer will provide the Employee with a computation of (A) the maximum amount of Change of Control Payments that could be made under the Change of Control Arrangements, without the imposition of the Excise Tax (said maximum amount being referred to as the “Capped Amount”); (B) the value of all Change of Control Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (C) the dollar amount of Excise Tax which the Employee would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments; and (D) the net value of the Uncapped Payments after reduction by (1) the amount of the Excise Tax, (2) the estimated income taxes payable by the Employee on the difference between the Uncapped Payments and the Capped Amount, assuming that the Employee is paying the highest marginal tax rate for state, local and federal income taxes, and (3) the estimated hospital insurance taxes payable by the Employee on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b) of the Code (the “Net Uncapped Amount”). If the Capped Amount is greater than or equal to the Net Uncapped Amount, the Employee shall be entitled to receive or commence to receive the Change of Control Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Employee shall be entitled to receive or commence to receive the Change of Control Payments equal to the Uncapped Payments. If the Employee receives the Capped Amount, it shall be reduced as follows: (i) the Change of Control Payments that do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) all other Change of Control Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier date. If the Employee receives the Uncapped Payments, then the Employee shall be solely responsible for the payment of the Excise Tax due from the Employee and attributable to such Uncapped Payments, with no right of additional payment from any of the Related Parties as reimbursement for such taxes.

(b)    Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 6.7 shall be made in writing by tax counsel or by an independent public accounting firm agreed to by the Employer and the Employee (the “Auditor”), whose determination shall be conclusive and binding upon the Employer and the Employee. For purposes of making the calculations required by this Section 6.7, the Auditor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Employer and the Employee shall furnish to the Auditor such information and documents as the Auditor may reasonably request in order to make a determination under this Section 6.7. The Employer shall bear all costs the Auditor may reasonably incur in connection with any calculations contemplated by this Section 6.7.”
4.    Except as modified herein, the Agreement is specifically ratified and affirmed.
[Signature page follows]

IN WITNESS WHEREOF, the Employer, the Company and the Employee have executed this Amendment to the Agreement effective as of March 1, 2015.

LEGACY RESERVES SERVICES, INC.:

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

EMPLOYEE:

By:	/s/ Paul T. Horne
Name:	Paul T. Horne

AGREED AND ACKNOWLEDGED:

LEGACY RESERVES GP, LLC:

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

LEGACY RESERVES LP
By:	Legacy Reserves GP, LLC
Its General Partner

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

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